SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number    1-12624
                                                -------------


                              SYRATECH CORPORATION
  ---------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         175 McClellan Highway, East Boston, MA 02128-9114, 617-561-2200
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
  ---------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      N/A
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    [X]                  Rule 12h-3(b)(1)(ii)    [ ]
   Rule 12g-4(a)(1)(ii)   [ ]                  Rule 12h-3(b)(2)(i)     [ ]
   Rule 12g-4(a)(2)(i)    [ ]                  Rule 15d-6              [ ]
   Rule 12g-4(a)(2)(ii)   [ ]
   Rule 12h-3(b)(1)(i)    [X]


       Approximate number of holders of record as of the certification or notice date:

Less than 300
-----------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of Registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:      October 1, 1998                BY: /s/ Faye A. Florence
      -------------------------               ---------------------------------
                                              Faye A. Florence, Vice President,
                                                Secretary and General Counsel